Exhibit 99.1

Occam Networks Announces Pricing of Follow-On Offering of Common Stock

SANTA BARBARA, Calif. – November 2, 2006 – Occam Networks Inc. (NASDAQ: OCNW), a supplier of innovative Ethernet and IP-based loop carrier equipment to telecommunications service providers, today announced the pricing of its follow-on public offering of 5,250,000 shares of its common stock at a public offering price of $14.00 per share. Of the 5,250,000 shares, Occam is offering 3,750,000 shares and selling stockholders are offering 1,500,000 shares. The net proceeds to Occam from the sale of the 3,750,000 shares of common stock will be approximately $48.3 million after deducting underwriting discounts and commissions and estimated offering expenses. Occam and certain selling stockholders, together with certain members of management, have granted the underwriters a 30-day option to purchase up to an additional 787,500 shares, solely to cover over-allotments, if any, of which Occam may sell up to 32,500 additional shares. Occam expects the offering to close on November 7, 2006, subject to customary closing conditions.

Thomas Weisel Partners LLC is serving as sole book-running manager and Jefferies & Company, Inc. is serving as co-lead manager for the offering. Canaccord Adams Inc. and Merriman Curhan Ford & Co. are serving as co-managers.

This offering of the shares of common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Thomas Weisel Partners LLC at 1-800-933-3445 or by visiting the SEC’s website at www.sec.gov. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Occam Networks Inc.

Occam Networks’ broadband loop carrier (BLC) solutions enable telecommunications and other service providers to offer innovative voice, broadband, IPTV and full Triple Play services over copper or fiber. Occam solutions give telco service providers flexibility and scalability to expand their offerings, with simplicity of service deployment. Occam’s BLC products and services are currently deployed at over 180 service providers in North America. For more information, please visit www.occamnetworks.com.

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Contact:

Chris Farrell

Chief Financial Officer

Occam Networks Inc.

+1 805.692.2900

Tim Johnson

Stearns Johnson Communications

+1 415.397.7600

tjohnson@stearnsjohnson.com

Occam Networks is a registered trademark of Occam Networks Inc. in the United States and/or other countries. All other trademarks mentioned are the property of their respective owners.